UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 11, 2006

The Immune Response Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-18006	33-0255679
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5931 Darwin Court, Carlsbad, California		92008
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(760) 431-7080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 11, 2006, we obtained stockholder approval for and then immediately effectuated, by making the appropriate filing with the Delaware Secretary of State, an amendment of our certificate of incorporation to increase our authorized number of shares of common stock from 170,000,000 to 3,500,000,000. We now have enough authorized but unissued shares of common stock to enable the conversion or exercise of all of our outstanding derivative securities, in accordance with their terms.

As previously disclosed, Cheshire Associates LLC, an affiliate of our director and major stockholder Kevin Kimberlin, holds a secured convertible note issued by us, which is convertible into common stock at $0.02 per share and matures on January 1, 2009; and Cheshire agreed, pursuant to a Note Conversion Commitment Agreement with us dated February 15, 2006, to, as of the time of filing of such amendment of our certificate of incorporation, convert a total of $1,700,000 of principal and accrued interest of such note into 85,000,000 shares of common stock, pursuant to the current terms of such note. Pursuant to such Agreement, on April 11, 2006 $1,579,845.20 of principal and $120,154.80 of accrued interest were converted into 85,000,000 shares of common stock. The remaining principal balance of such secured convertible note is now $3,155,399.49.

Item 3.02 Unregistered Sales of Equity Securities.

The Item 1.01 description is incorporated here by reference. The conversion transaction described there was exempt from registration under the Securities Act by virtue of Section 3(a)(9) of the Securities Act.

Item 3.03 Material Modifications to Rights of Security Holders.

See Item 1.01 above regarding the amendment of our certificate of incorporation to increase our authorized number of shares of common stock from 170,000,000 to 3,500,000,000.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Immune Response Corporation

April 17, 2006	By:	/s/ Michael K. Green

Name: Michael K. Green
Title: Chief Operating Officer and Chief Financial Officer